Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (Form S-8 No. 333-258130) pertaining to the 2016 Share Incentive Plan and 2021 Share Incentive Plan of Cloopen Group Holding Limited of our report dated March 24, 2025, with respect to our audits of the consolidated financial statements of Cloopen Group Holding Limited as of December 31, 2022 and 2023, and for each of the years in the three-year period ended December 31, 2023, which report is included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2023.

ARK Pro CPA & Co.

Hong Kong, China

March 24, 2025

PCAOB ID: 3299